EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the FIND/SVP, Inc. 1996 Stock Option Plan Amended and Restated as of November 21, 2001 and the FIND/SVP, Inc. 2003 Stock Incentive Plan and to the incorporation by reference therein of our report dated January 31, 2003 (except for Notes 2 and 5 as to which the date is July 1, 2003) with respect to the financial statements of Teltech Resources, a division of Sopheon Corporation, Minnesota, for the years ended December 31, 2001 and 2002 included in the Form 8-K/A of FIND/SVP, INC. filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP



Minneapolis, Minnesota
December 5, 2003